Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Fourth Quarter and Full Year 2014

DALLAS — (BUSINESS WIRE) February 26, 2015 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the fourth quarter and full year 2014. Hilltop produced income to common stockholders of $31.7 million, or $0.35 per diluted share, for the fourth quarter of 2014, compared to $29.5 million, or $0.34 per diluted share, for the fourth quarter of 2013. Income to common stockholders for the full year 2014 was $105.9 million, or $1.17 per diluted share, compared to $121.0 million, or $1.40 per diluted share, for the full year 2013. Hilltop’s annualized return on average assets and return on average equity for the fourth quarter of 2014 were 1.42% and 8.55%, respectively, compared to 1.31% and 9.31% for the fourth quarter of 2013, respectively. The return on average assets and return on average equity for the full year 2014 were 1.26% and 8.01%, respectively, compared to 1.66% and 10.48% for the full year 2013, respectively.

“2014 was another strong and exciting year for Hilltop’s shareholders, employees and customers as every business segment reported profitable results during the year. PlainsCapital Bank continues to grow its legacy franchise, while rationalizing the platform acquired in the FNB Transaction. PrimeLending has successfully increased its market share in an environment of declining industry origination volumes. National Lloyds achieved its most profitable year since it was founded over 50 years ago. The recent investment grade rating Hilltop received from Fitch reflects the strength of our business segments,” said Jeremy Ford, CEO of Hilltop.

“With the closing of the SWS Transaction, we are excited about the prospects of building a dominant broker-dealer through the combination of Southwest Securities and First Southwest. We have a committed and capable leadership team working towards an effective and efficient integration. We look forward to entering 2015 with momentum and remain focused on delivering strong long-term results to our shareholders.”

Fourth Quarter 2014 Highlights for Hilltop:

•                  Total assets remained flat at $9.2 billion at December 31, 2014 compared to September 30, 2014;

•                  Total stockholders’ equity increased $37.5 million from September 30, 2014 to $1.5 billion at December 31, 2014;

•                  Non-covered loans1 held for investment, net of allowance for loan losses, increased 4.1% to $3.9 billion, and covered loans1, net of allowance for loan losses, decreased 14.6% to $638.0 million from September 30, 2014 to December 31, 2014;

•                  Loans held for sale increased 2.9% to $1.3 billion from September 30, 2014 to December 31, 2014;

•                  Total deposits increased $133.6 million from September 30, 2014 to $6.4 billion at December 31, 2014;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio2 of 14.17% and Total Capital Ratio of 19.69% at December 31, 2014; and

•                  Hilltop had approximately $146.0 million of freely usable cash (although $78.2 million was used for SWS Group, Inc. (“SWS”) transaction consideration on January 1, 2015), as well as excess capital at its subsidiaries, at December 31, 2014.

1  Loan portfolio includes “covered loans” acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

2  Based on the end of period Tier 1 capital divided by total average assets during the fourth quarter 2014 excluding goodwill and intangible assets.

For the fourth quarter of 2014, consolidated net interest income was $91.5 million compared with $88.6 million in the fourth quarter of 2013, a 3.3% increase. The consolidated taxable equivalent net interest margin was 4.72% for the fourth quarter of 2014, a 20 basis point increase from 4.52% in the fourth quarter of 2013. During the fourth quarter of 2014, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $21.6 million, amortization of premium on acquired securities of $1.2 million and amortization of premium on acquired time deposits of $0.1 million.

For the fourth quarter of 2014, noninterest income was $213.8 million compared with $182.5 million in the fourth quarter of 2013, a 17.2% increase. The improvement was primarily driven by higher income related to mortgage origination volumes, as well as increased fees and commissions generated in our broker-dealer segment. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees increased by $14.5 million from the fourth quarter of 2013 to $112.7 million in the fourth quarter of 2014. Mortgage loan originations totaled $2.7 billion in the fourth quarter of 2014, versus $2.3 billion in the fourth quarter of 2013, positively impacted by a decline in interest rates. Net premiums earned were relatively flat at $41.6 million in the fourth quarter of 2014 compared to $41.5 million in the fourth quarter of 2013, a result of higher rates, offset by a managed reduction in policies in force. For the fourth quarter of 2014, noninterest income in our broker-dealer segment was $34.2 million compared to $22.8 million in the fourth quarter of 2013, a 50.0% increase. Most of the increase was attributable to fees earned from advising its public finance clients on debt offerings due to lower interest rates and an improving economy.

For the fourth quarter of 2014, noninterest expense was $246.8 million compared with $219.8 million in the fourth quarter of 2013, a 12.3% increase. Employees’ compensation and benefits increased $21.0 million, or 18.7%, to $133.4 million in the fourth quarter of 2014, primarily due to higher variable compensation tied to higher mortgage origination volume and increased noninterest income in our broker-dealer segment. Loss and loss adjustment expenses (“LAE”) increased to $18.2 million in the fourth quarter of 2014 from $16.8 million in the fourth quarter of 2013. As a result, the loss and LAE ratio during the fourth quarter of 2014 increased by 3.3 percentage points to 43.7% compared to 40.4% in the fourth quarter of 2013. Occupancy and equipment expense declined by $1.5 million from the fourth quarter of 2013 to $24.3 million in the fourth quarter of 2014 and other noninterest expense increased to $58.9 million in the fourth quarter of 2014 from $52.7 million in the fourth quarter of 2013. Amortization of identifiable intangibles from purchase accounting was $2.5 million for the fourth quarter of 2014. During the full year 2014, noninterest expense included $1.4 million of transaction costs associated with the SWS transaction compared to $0.1 million for the full year 2013.

The fourth quarter of 2014 provision for loan losses of $4.1 million largely relates to purchased credit impaired (“PCI”) loans and was $1.9 million greater than the fourth quarter of 2013 provision for loan losses of $2.2 million. The allowance for non-covered loan losses was $37.0 million, or 0.94% of total non-covered loans at December 31, 2014. Non-covered, non-performing assets at December 31, 2014 were $23.2 million, or 0.25% of total assets, compared to $27.0 million, or 0.29% of total assets, at September 30, 2014.

SWS Group Transaction

On October 2, 2014, Hilltop exercised its warrant to purchase SWS common stock in full, acquiring 8,695,652 shares of SWS common stock at an exercise price of $5.75 per share (“SWS Warrant”). Pursuant to the terms of the warrant and a credit agreement with SWS, the aggregate exercise price was paid by the automatic elimination of the $50.0 million aggregate principal amount note due to Hilltop under the credit agreement. Following the exercise of the SWS Warrant, Hilltop (i) owned 10,171,039 shares of SWS common stock, representing approximately 21% of the outstanding shares of SWS common stock, and (ii) was no longer a lender under the credit agreement. Hilltop’s election to apply the provisions of the Fair Value Option resulted in Hilltop recording unrealized gains previously associated with its investment in SWS common stock of $7.2 million. For the period from October 3, 2014 through

December 31, 2014, the change in fair value of Hilltop’s investment in SWS common stock resulted in a loss of $1.2 million. Accordingly, Hilltop recorded a $6.0 million net gain in other noninterest income during 2014. At December 31, 2014, Hilltop’s investment in SWS common stock is included in other assets within the consolidated balance sheet and is recorded at a fair value of $70.3 million.

On January 1, 2015, Hilltop completed its acquisition of SWS in a stock and cash transaction, whereby SWS merged with and into Hilltop Securities Holdings LLC (“Hilltop Securities”), a wholly owned subsidiary of Hilltop formed for the purpose of facilitating this transaction. SWS’s broker-dealer subsidiaries, Southwest Securities, Inc. (“Southwest Securities”) and SWS Financial Services, Inc. (“SWS Financial”), became subsidiaries of Hilltop Securities. Immediately following the SWS transaction, SWS’s banking subsidiary, Southwest Securities, FSB, was merged into PlainsCapital Bank, an indirect wholly owned subsidiary of Hilltop. As a result of the SWS transaction, each outstanding share of SWS common stock was converted into the right to receive 0.2496 shares of Hilltop common stock and $1.94 in cash, equating to $6.92 per share based on Hilltop’s closing price on December 31, 2014 and resulting in an aggregate purchase price of $349.0 million, consisting of 10.0 million shares of common stock, $78.2 million in cash and $70.3 million associated with Hilltop’s existing investment in SWS common stock.

Condensed Balance Sheet	December 31,	September 30,	June 30,	March 31,
($000s)	2014	2014	2014	2014
Cash and due from banks	782,473	635,933	673,972	889,950
Securities	1,109,461	1,332,342	1,328,716	1,329,690
Loans held for sale	1,309,693	1,272,813	1,410,873	887,200
Non-covered loans, net of unearned income	3,920,476	3,768,843	3,714,837	3,646,946
Allowance for non-covered loan losses	(37,041)	(39,027)	(36,431)	(34,645)
Non-covered loans, net	3,883,435	3,729,816	3,678,406	3,612,301
Covered loans, net of allowance for loan losses	638,029	747,514	840,898	909,783
Covered other real estate owned	136,945	126,798	142,174	152,310
FDIC indemnification asset	130,437	149,788	175,114	188,736
Premises and equipment, net	206,991	205,734	201,545	202,155
Other assets	1,044,952	979,664	944,750	861,307
Total assets	9,242,416	9,180,402	9,396,448	9,033,432

Deposits	6,369,892	6,236,282	6,155,310	6,663,176
Short-term borrowings	762,696	845,984	1,187,193	491,406
Notes payable	56,684	55,684	55,584	55,465
Other liabilities	591,905	618,708	601,199	468,172
Total liabilities	7,781,177	7,756,658	7,999,286	7,678,219
Total Hilltop stockholders’ equity	1,460,452	1,422,975	1,396,442	1,354,497
Noncontrolling interest	787	769	720	716
Total liabilities & stockholders’ equity	9,242,416	9,180,402	9,396,448	9,033,432

	Three Months Ended				Year Ended
Condensed Income Statement	December 31,	September 30,	June 30,	March 31,	December 31,
($000s)	2014	2014	2014	2014	2014
Interest income	99,316	93,217	104,408	91,828	388,769
Interest expense	7,802	7,457	5,962	6,407	27,628
Net interest income	91,514	85,760	98,446	85,421	361,141
Provision for loan losses	4,125	4,033	5,533	3,242	16,933
Net interest income after provision for loan losses	87,389	81,727	92,913	82,179	344,208
Noninterest income	213,795	212,135	203,281	170,100	799,311
Noninterest expense	246,768	254,744	251,212	212,629	965,353
Income before income taxes	54,416	39,118	44,982	39,650	178,166
Income tax expense	20,950	14,010	16,294	14,354	65,608
Net income	33,466	25,108	28,688	25,296	112,558
Less: Net income attributable to noncontrolling interest	325	296	177	110	908
Income attributable to Hilltop	33,141	24,812	28,511	25,186	111,650
Dividends on preferred stock	1,425	1,426	1,426	1,426	5,703
Income applicable to Hilltop common stockholders	31,716	23,386	27,085	23,760	105,947

	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Selected Financial Data	2014	2014	2014	2014	2014
Return on average stockholders’ equity	8.55%	6.51%	7.99%	7.65%	8.01%
Return on average assets	1.42%	1.03%	1.24%	1.14%	1.26%
Net interest margin (taxable equivalent)	4.72%	4.38%	5.18%	4.62%	4.74%
Earnings per common share ($):
Basic	0.35	0.26	0.30	0.26	1.18
Diluted	0.35	0.26	0.30	0.26	1.17
Weighted average shares outstanding (000’s):
Basic	89,713	89,711	89,709	89,707	89,710
Diluted	90,560	90,558	90,569	90,585	90,573
Book value per share ($)	14.93	14.51	14.22	13.76	14.93
Shares outstanding (000’s)	90,182	90,180	90,181	90,178	90,182

	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2014	2014	2014	2014

Tier 1 capital (to average quarterly assets):
Bank	10.31%	9.95%	9.97%	9.53%
Hilltop	14.17%	13.63%	13.51%	13.12%
Tier 1 capital (to risk-weighted assets):
Bank	13.74%	13.48%	13.22%	13.47%
Hilltop	19.02%	18.57%	18.11%	18.66%
Total capital (to risk-weighted assets):
Bank	14.45%	14.21%	13.90%	14.14%
Hilltop	19.69%	19.28%	18.79%	19.32%

	Three Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2014
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$5,602,554	$88,791	6.25%	$5,461,611	$341,458	6.21%
Investment securities - taxable	1,009,788	6,313	2.49%	1,072,564	29,206	2.72%
Investment securities - non-taxable (2)	177,487	1,654	3.73%	182,881	7,028	3.84%
Federal funds sold and securities purchased under agreements to resell	11,579	9	0.31%	18,120	52	0.29%
Interest-bearing deposits in other financial institutions	690,282	386	0.22%	698,638	1,602	0.23%
Other	251,819	2,715	4.27%	229,461	11,770	5.16%
Interest-earning assets, gross	7,743,509	99,868	5.09%	7,663,275	391,116	5.08%
Allowance for loan losses	(45,263)			(40,516)
Interest-earning assets, net	7,698,246			7,622,759
Noninterest-earning assets	1,308,911			1,343,070
Total assets	$9,007,157			$8,965,829

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,235,895	$4,769	0.45%	$4,490,748	$15,742	0.35%
Notes payable and other borrowings	931,924	3,032	1.28%	934,031	11,886	1.27%
Total interest-bearing liabilities	5,167,819	7,801	0.60%	5,424,779	27,628	0.51%
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,070,772			1,862,277
Other liabilities	282,345			283,922
Total liabilities	7,520,936			7,570,978
Stockholders’ equity	1,485,680			1,394,351
Noncontrolling interest	541			500
Total liabilities and stockholders’ equity	$9,007,157			$8,965,829

Net interest income(2)		$92,067			$363,488
Net interest spread(2)			4.49%			4.57%
Net interest margin(2)			4.72%			4.74%

(1)         Average balance includes non-accrual loans.

(2)         Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.6 million and $2.3 million for the three months ended December 31, 2014 and full year ended December 31, 2014, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Friday, February 27, 2015. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss 2014 results. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, Hilltop has two operating subsidiaries: PlainsCapital Bank and PrimeLending. Under Hilltop Securities, First Southwest, Southwest Securities and SWS Financial provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. Through Hilltop’s other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At January 1, 2015, Hilltop employed approximately 5,300 people and operated approximately 450 locations in 44 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at hilltop-holdings.com, plainscapital.com, firstsw.com, swst.com, primelending.com and natlloyds.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, our plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our loans; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the Federal Deposit Insurance Corporation; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in our geographic area; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, mortgage origination, broker-dealer and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xv) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.